As filed with the Securities and Exchange Commission on April 29, 2005.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S.I. HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3771733
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, New York 10510

(914) 749-8500

(Address of Principal Executive Offices)

BONUS PLAN OF SUMMIT GLOBAL PARTNERS, INC.

(Full Title of the Plan)

David L. Eslick

Chairman, President and Chief Executive Officer

U.S.I. Holdings Corporation

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, New York 10510

(Name and Address of Agent For Service)

(914) 749-8500

(Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Ernest J. Newborn, II, Esquire Senior Vice President, General Counsel and Secretary U.S.I. Holdings Corporation 555 Pleasantville Road, Suite 160 South Briarcliff Manor, New York 10510 (914) 749-8500	Brian M. Katz, Esquire Pepper Hamilton LLP 3000 Two Logan Square Eighteenth & Arch Streets Philadelphia, Pennsylvania 19103-2799 (215) 981-4000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	734,961	$11.12	$8,172,766.32	$961.94

(1)	This registration statement (the “Registration Statement”) registers the issuance of 734,961 shares of the Common Stock (the “Common Stock”) of U.S.I. Holdings Corporation, par value $0.01, which are issuable pursuant to the Bonus Plan of Summit Global Partners, Inc. (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there shall also be deemed covered hereby an indeterminate number of shares that may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of shares of Common Stock on the Nasdaq National Market on April 28, 2005 with respect to the 734,961 shares subject to grant under the Plan.

EXPLANATORY NOTE

Pursuant to the Agreement and Plan of Merger, dated January 12, 2005, entered into by and among U.S.I. Holdings Corporation (the “Registrant” or the “Company”), Summit Global Partners, Inc., a Delaware corporation, SGP Acquisition Sub, Inc., a Delaware corporation, and Austin Ventures IV-A, L.P., Austin Ventures, IV-B, L.P., Mellon Ventures, L.P. and Securitas SGP, LLC (the “Merger Agreement”), SGP Acquisition Sub, Inc. merged with and into Summit Global Partners, Inc., and Summit Global Partners, Inc. became a wholly-owned subsidiary of the Registrant. Pursuant to the terms of the Merger Agreement, the Registrant assumed the Plan.

PART I

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

U.S.I. Holdings Corporation will furnish without charge to each person to whom the prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to: 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, New York 10510; telephone (914) 749-8500; Attention: Namee L. Oberst, Esquire.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, as filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement and made a part hereof:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(b) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 18, 2005, February 9, 2005, February 25, 2005, March 8, 2005, April 5, 2005 and April 12, 2005.

(c) The description of the Registrant’s Common Stock included in the Registrant’s registration statement on Form 8-A, as amended (Reg. No. 000-50041) filed with the Commission on October 17, 2002, including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances for liabilities (including reimbursement of expense incurred) arising under the Securities Act.

The Registrant’s restated certificate of incorporation (the “Certificate”) provides that to the fullest extent permitted by Delaware law or another applicable law, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate is to eliminate the rights of the Registrant and its stockholders (through stockholders’ derivative suits on behalf of the company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, the Registrant’s restated By-laws (the “By-laws”) provide that the Registrant shall indemnify its directors, officers and employees to the fullest extent permitted by applicable law.

The By-laws provide that the Registrant may indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Registrant pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Bonus Plan of Summit Global Partners, Inc.

5.1	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Briarcliff Manor, State of New York, on April 29, 2005.

U.S.I. HOLDINGS CORPORATION

By:	/s/ David L. Eslick
Name:	David L. Eslick, Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of David L. Eslick and Robert S. Schneider his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David L. Eslick David L. Eslick	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	April 29, 2005

/s/ Robert S. Schneider Robert S. Schneider	Chief Financial Officer (Principal Financial Officer)	April 29, 2005

/s/ David A. Hess David A. Hess	Vice President, Finance (Principal Accounting Officer)	April 29, 2005

Signature	Title	Date
/s/ Richard M. Haverland Richard M. Haverland	Director	April 29, 2005

/s/ Thomas A. Hayes Thomas A. Hayes	Director	April 29, 2005

/s/ Ronald E. Frieden Ronald E. Frieden	Director	April 29, 2005

/s/ L. Ben Lytle L. Ben Lytle	Director	April 29, 2005

/s/ Robert A. Spass Robert A. Spass	Director	April 29, 2005

/s/ Robert F. Wright Robert F. Wright	Director	April 29, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Bonus Plan of Summit Global Partners, Inc.

5.1	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page).